EXHIBIT (99)(a)

NEWS RELEASE

December 6, 2006
Contact:	Tony W. Wolfe
President and Chief Executive Officer

A. Joseph Lampron
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP CONTINUES STOCK REPURCHASE PLAN

Newton, NC - Peoples Bancorp of North Carolina, Inc. (Nasdaq: PEBK), the parent company of Peoples Bank announced today that its Board of Directors authorized the renewal of its stock repurchase program, whereby up to $2 million will be allocated to repurchase the Company’s common stock.

Any purchases under the Company’s repurchase program may be made, from time-to-time, in the open market or in privately negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The repurchase program may be suspended at any time or from time-to-time without prior notice.

“The Board’s decision to continue the stock repurchase plan reflects management’s confidence in our Company’s future prospects. We believe this is an attractive opportunity to enhance shareholder value,” said Tony Wolfe, President and Chief Executive Officer.

Peoples Bank operates entirely in North Carolina, with eleven offices throughout Catawba County, one office in Alexander County, three offices in Lincoln County, two offices in Mecklenburg County and one office in Union County. The Bank also operates a Loan Production Office in Davidson, North Carolina, which is located in Mecklenburg County. The Company’s common stock is publicly traded over the counter and is quoted on the Nasdaq National Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements are based on information currently available to management and are subject to various risks and uncertainties, including but not limited to those described in Peoples Bancorp of North Carolina, Inc.’s annual report on Form 10-K for the year ended December 31, 2005, under “General Description of Business” and otherwise in the Company’s reports and filings.

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